EXHIBIT 99.1

News Release

BW Account Number: 1079001

For Immediate Release:   November 26, 2003, 12:00 P.M., EST
                         GREENSBURG, INDIANA
Contact:                 JAMES L. SANER, SR., PRESIDENT & CEO
                         MAINSOURCE FINANCIAL GROUP (812) 663-0157

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                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                      Declares Five Percent Stock Dividend
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James L. Saner, Sr., President & Chief Executive Officer, announced today that
MainSource Financial Group's board of directors has approved a five percent stock dividend to be paid on January 9, 2004 to shareholders of record as of December 22, 2003. This represents the fourth consecutive year that the Company has issued a five percent stock dividend. In addition, the Company recently announced its fifty-third consecutive quarterly cash dividend and has been increasing dividends on an annual basis for the last fifteen years. The Company's stock price has increased 28% from $24.01 at year-end 2002 to $30.64 at the close of business on November 25, 2003.

Mr. Saner stated, "MainSource Financial Group's ongoing business strategy has been extremely successful and we believe that a stock dividend is an excellent way to reward our shareholders."

Following the stock dividend, MainSource Financial Group will have approximately
7.1 million shares outstanding. Fractional shares resulting from the stock dividend will be paid in cash.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.4 billion. Through its four banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 51 offices in 21 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.


Forward-Looking Statements


Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240